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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                        Morton Industrial Group, Inc.
- --------------------------------------------------------------------------------
                              (Name of Issuer)

                Class A Common Stock, par value $.01 per share
- --------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 619328 10 7
- --------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 July 6, 1999
- --------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.                             13G                 PAGE ___  OF ___ PAGES
- --------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
        Fred W. Broling
- --------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [h]
        (See Instructions)                                   (b) [h]

- --------------------------------------------------------------------------------
  3     SEC Use Only

- --------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        United States
- --------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares                       0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        277,778
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    0
- --------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        277,778
- --------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [h]
        (See Instructions)

- --------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        6.4%
- --------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        IN
- --------------------------------------------------------------------------------

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Item 1.

      (a) The name of the issuer is Morton Industrial Group, Inc. ("Issuer")

      (b) The principal executive office is located at 1021 West Birchwood, Morton, Illinois 61550

Item 2.

      (a) The names of the person filing this statement is Fred W. Broling.

      (b) The principal business office of Fred W. Broling is U.S. Precision Glass Company, 1900 Holmes Road, Elgin, Illinois 60123.

      (c) This statement relates to the Class A Common Stock of Issuer.

      (d) The CUSIP Number of the Stock is 619382 10 7.

Item 3. If this statement is filed pursuant to ss.ss240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

      (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C.
78o);

      (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

      (d) [ ] An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

      (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(F);

      (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

      (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(ii)(G);

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J);
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Item 4. Ownership

      (a) Amount beneficially owned: 277,778.

      (b) Percent of class: 6.4%

      (c) Number of shares as to which the person has:

          (i)    Sole power to vote or direct the vote: 0.
          (ii)   Shared power to vote or direct the vote: 0.
          (iii)  Sole power to dispose or direct the disposition of:  277,778.
          (iv)   Shared power to dispose or direct the disposition of:  0.

Instruction: For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction:  Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable

Item 8.  Identification and Classification of Members of the Group

Not applicable

Item 9.  Notice of Dissolution of Group

Not applicable

Item 10.  Certification

     (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b): Not applicable.
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     (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:  August 3, 1999
             ---

                                      Signature:/s/ Fred W. Broling
                                                -------------------------------
                                      Name/Title:   Fred W. Broling